EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 28, 2008		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2008 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $732 million community bank holding company with seven bank subsidiaries, announced its financial results for the third quarter of 2008.  Premier realized income of $1,930,000 during the quarter ending September 30, 2008, a 6.8% increase over the $1,807,000 of net income reported for the third quarter of 2007.  On a per share basis, Premier earned $0.30 during the third quarter of 2008, compared to $0.35 per share earned during the second quarter of 2007.  The increase in net income in 2008 was primarily the result of a 17.6% increase in interest income and a 24.0% increase in non-interest income, partially offset by a 41.0% increase in non-interest expense and a $60,000 increase in the provision for loan losses.  These increases in 2008 reflect the acquisition of two banks during the second quarter.  Their operations are included in the operating results of Premier only after the date of acquisition, April 30, 2008.  For the first nine months of 2008 Premier has realized net income of $5,634,000 (96 cents per share), a 4.7% increase over the $5,383,000 ($1.03 per share) earned during the first nine months of 2007.

President and CEO Robert W. Walker commented, “We are pleased with the growth in net income resulting from the acquisitions of Traders and Citizens First banks.  The decrease in earnings per share is a result of the additional shares issued to acquire these two franchises.  As we complete the conversions of the banks to our data systems and assimilate their operations into the Premier way of community banking, our goal is to erase this deficit via operational savings and increases in net interest income from the opportunities available in these new markets.  Our loans outstanding have increased significantly during the third quarter regardless of reports of credit tightening at the larger national banking franchises.  We are thankful that our conservative approach to investing and lending the funds our deposit customers entrust to us has positioned us to continue serving the credit needs of our communities and return a profit to our shareholders.  While our business, like all businesses, is subject to the fluctuations of the economy, both local and national, we believe our friendly, ‘down home’, community approach to banking helps us during all seasons of the economy.  We look forward to continue to seek the opportunities that match our style of community banking.”

Net interest income for the quarter ending September 30, 2008 totaled $7.177 million, compared to $5.590 million of net interest income earned in the third quarter of 2007 and $6.449 million earned in the second quarter of 2008.  When compared to the third quarter of 2007, net interest income increased 28.4% as a result of the addition of Traders and Citizens First banks, partially offset by a 0.4% decrease in net interest income of Premier’s other five banks.  Total interest income in the third quarter of 2008 increased by $1.538 million or 17.6% when compared to the third quarter of 2007, as a $1.288 million or 18.9% increase in interest income on loans and a $510,000 or 34.9% increase in interest income on investments was partially offset by a decrease in interest income on federal funds sold, down $248,000 or 57.4%.  Total interest expense in the third quarter of 2008 decreased by $49,000 or 1.6% when compared to the third quarter of 2007.  Interest on deposits, including the $656,000 of additional interest expense from the addition of Traders and Citizens First banks, decreased by $82,000 or 2.9% while interest on short-term funds and other borrowings increased by $33,000 or 9.9%.

The 11.3% increase in net interest income, when compared to the second quarter of 2008 (the prior calendar quarter), is again primarily due to the addition of Traders and Citizens First banks.  Traders and Citizens First banks were added to Premier on May 1, 2008 and their results are included with Premier only from the date of acquisition.  As a result, the second quarter of 2008 included only two months of income from Traders and Citizens First while the third quarter of 2008 includes all three months.  Total interest income in the third quarter of 2008 increased by $843,000 or 8.9% when compared to the second quarter of 2008, but only $738,000 of the increase was a result of adding Traders and Citizens First banks.  Interest income on loans increased by $817,000 or 11.2% with $587,000 attributed to the addition of Traders and Citizens First and a $230,000 increase resulting from loan growth at Premier’s other five banks.  Interest income on investments increased by $58,000 or 3.0%, as a $123,000 increase from Traders and Citizens First was partially offset by a $65,000 decrease at Premier’s other five banks.  Interest income from federal funds sold decreased by $22,000, as a $36,000 increase from Traders and Citizens First was more than offset by a $58,000 decrease at Premier’s other five banks.  The overall increase in interest income was partially offset by a $115,000 or 3.9% increase in total interest expense, primarily due to an increase in interest expense on the funds borrowed to purchase Traders and Citizens First banks and an increase in the balances of short-term repurchase agreements.  Interest on deposit accounts decreased by $18,000 in the third quarter of 2008 compared to the second quarter of 2008 as increased interest expense from the inclusion of Traders and Citizens First banks was more than offset by a $222,000 decrease in the interest expense on deposits at Premier’s other five banks.

In addition to the increase in net interest income from the acquisitions of Traders and Citizens First banks, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending September 30, 2008 totaled $4.197 million compared to $2.847 million in the third quarter of 2007.  $1.079 million of the $1.350 million increase is attributed to the net overhead costs added from the inclusion of Traders and Citizens First banks in 2008.  The remaining $271,000 was primarily the result of a 4.6% increase in staff costs at the other affiliate banks, non recurring gains on the sale of other real estate owned that occurred in 2007, and increases in professional fees and data processing costs in 2008.  When compared to the second quarter of 2008, net overhead costs in the third quarter of 2008 increased by $652,000, as the inclusion of Traders and Citizens First banks for the full three months of the third quarter added $445,000 of additional net overhead costs.  The remaining $207,000 increase in net overhead costs was primarily the result of $150,000 of non-recurring income recorded in the second quarter of 2008, an $112,000 increase in staff costs and a $55,000 decrease in secondary market mortgage income.  These increases in net overhead costs were partially offset by decreases in occupancy & equipment costs, professional fees, and taxes not on income plus an increase in service charges and fee income on deposit accounts.

During the quarter ending September 30, 2008, Premier recorded $85,000 of provisions to the allowance for loan losses compared to $25,000 of provisions made during the same period of 2007 and $91,000 of provisions made during the second quarter of 2008.  Premier recorded additional provisions for loan losses in the third quarter of 2008 largely due to loan growth and an increase in the estimated credit risk of the loan portfolio resulting from uncertainties in the growth of the economy.  Provisions made in the second quarter of 2008 were largely due to loan growth. Future provisions to the allowance for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at September 30, 2008 decreased slightly to 1.91% compared to 1.94% at June 30, 2008 but is up slightly from the 1.87% ratio at year-end 2007.

Total assets as of September 30, 2008 of $732 million were up $183 million or 33.3% from the $549 million of total assets at year-end 2007.  The significant increase in total assets is largely due to the $180 million of assets acquired via the purchase of Traders and Citizens First banks.  The remaining $3.0 million increase is largely due to a $10.2 million increase in total deposits and repurchase agreements since year-end.  These funds have been used to increase loans, up $19.4 million or 5.6% since year-end and $11.7 million during just the third quarter of 2008, and securities available-for-sale, up $1.1 million or 0.9% since year-end.  Partially offsetting the increase in loans and investments was a $10.5 million decrease in federal funds sold and a $6.0 million decrease in cash and due from banks as funds were used to satisfy loan growth, investment purchases and the cash portion of the merger consideration of Citizens First.  Shareholders’ equity of $86.4 million equaled 11.8% of total assets at September 30, 2008, which compares to shareholders’ equity of $67.4 million or 12.3% of total assets at December 31, 2007.  The increase in shareholders’ equity was due to the $5.6 million of net income in the first nine months of 2008 plus the capital issued to purchase Traders and Citizens First.  These increases were partially offset by dividend payments to shareholders and a $309,000 increase in net unrealized loss in the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2008.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2008	2007	2008	2007
Interest Income	10,276	8,738	28,136	26,062
Interest Expense	3,099	3,148	8,916	9,410
Net Interest Income	7,177	5,590	19,220	16,652
Provision for Loan Losses	85	25	41	(103)
Net Interest Income after Provision	7,092	5,565	19,179	16,755
Non-Interest Income	1,384	1,110	3,909	3,461
Securities Transactions	-	-	93	-
Non-Interest Expenses	5,581	3,957	14,707	12,232
Income Before Taxes	2,895	2,718	8,474	7,984
Income Taxes	965	911	2,840	2,601
NET INCOME	1,930	1,807	5,634	5,383

EARNINGS PER SHARE	0.30	0.35	0.96	1.03
Dividends per share	0.11	0.10	0.32	0.30

Charge-offs	436	312	701	636
Recoveries	444	146	705	577
Net charge-offs (recoveries)	(8)	166	(4)	59

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2008	2007
ASSETS
Cash and Due From Banks	21,975	22,365
Federal Funds Sold	32,336	32,035
Securities Available for Sale	170,078	124,242
Loans Held for Sale	1,198	1,891
Loans (net)	454,715	340,073
Other Real Estate Owned	951	174
Other Assets	20,621	12,659
Goodwill and Other Intangibles	30,132	15,816
TOTAL ASSETS	732,006	549,255

LIABILITIES & EQUITY
Deposits	597,417	449,033
Fed Funds/Repurchase Agreements	23,528	12,869
FHLB Advances	4,667	4,843
Other Borrowings	15,965	8,412
Other Liabilities	4,019	6,709
TOTAL LIABILITIES	645,596	481,866
Stockholders’ Equity	86,410	67,389
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	732,006	549,255

TOTAL BOOK VALUE PER SHARE	13.52	12.87

Non-Accrual Loans	5,122	3,157
Loans 90 Days Past Due and Still Accruing	2,549	987